Exhibit 2.6

Chris Scott Graham (State Bar No. 114498)

Harmohinder Bedi (State Bar No. 172591)

Michael Edelman (State Bar No. 180948)

DECHERT LLP

975 Page Mill Road

Palo Alto, California 94304

Telephone:  650.813.4800

Facsimile:   650.813.4848

Attorneys for Plaintiff and Counter-Defendant

SYNOPSYS, INC.

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SAN FRANCISCO DIVISION

SYNOPSYS, INC., a Delaware corporation,	CASE NO. C-01-2519 SI

Plaintiff and Counter-Defendant,	STIPULATION AND ORDER TO STAY ACTION AND TOLLING AGREEMENT
vs.

NASSDA CORPORATION, a California corporation,

Defendant and Counter-Claimant.

WHEREAS, Plaintiff Synopsys, Inc. (“Synopsys”) has filed this action against Defendant Nassda Corporation (the “Defendant”) (Synopsys and the Defendant being collectively referred to hereinafter as the “Parties”); and

WHEREAS, on December 11, 2002, the Court stayed the action pending reexamination of U.S. Patent No. 5,898,053; and

WHEREAS, Synopsys and the Defendant have entered into an Agreement of Merger dated as of November 30, 2004 (the “Merger Agreement”) which contemplates the settlement of this litigation, but the finality of the settlement will depend upon the satisfaction of certain conditions set forth in the Merger Agreement; and

WHEREAS, the Parties wish to avoid the burden and expense on the Parties and the Court associated with litigating the claims in this case during the time that that the Merger Agreement remains in effect;

IT IS HEREBY STIPULATED AND AGREED, by and between Synopsys and the Defendant, and each of them, that this litigation shall be stayed for all purposes.  In particular, the Parties stipulate as follows:

1.             Upon conclusion of the reexamination proceedings, the case will remain stayed for all purposes through and including the earlier of (a) the date on which Synopsys notifies the Court that the Merger Agreement has been terminated or (b) March 31, 2005 (the “stay period”).

2.             During the stay period, or any extensions thereof agreed to by the Parties: (a) the parties shall not to initiate or pursue any written and oral discovery; (b) any outstanding discovery response, motion to compel, or other discovery deadlines shall be extended until thirty (30) days after the stay period, including any extensions thereof agreed to by the Parties, has terminated; (c) the Court shall not issue any orders with respect to motions filed prior to the date of this Stipulation and Order by any of the Parties; and (d) the Defendant shall not request the re-examination of any Synopsys patents, or take any action before the Patent and Trademark Office or any other entity to challenge the validity or enforceability of any Synopsys patents.

3.             During the stay period or any extensions thereof agreed to by the Parties, the running of all applicable time limits and/or statutes of limitation shall be tolled.

4.             On the earlier of (a) the date on which Synopsys notifies the Court that the Merger Agreement has been terminated and (b) March 31, 2005, unless the stay period is extended by further stipulation or Court order, the stay shall automatically expire.

5.             This stipulation and the agreements contained herein shall not be admissible for any purpose during trial.

Dated: November 30, 2004	DECHERT LLP

	By:	/s/ Chris Scott Graham
CHRIS SCOTT GRAHAM
Attorneys for Plaintiff
SYNOPSYS, INC.

Dated: November 30, 2004	WEIL, GOTSHAL & MANGES, LLP

	By:	/s/ Steven Carlson
MATTHEW D. POWERS
CHRISTOPHER J. COX
STEVEN CARLSON
Attorneys for Defendant
NASSDA CORPORATION

IT IS SO ORDERED.

Dated: , 2004
JUDGE OF THE DISTRICT COURT